Exhibit 99.1

February 9, 2006

News Release

Source: EnXnet, Inc.

EnXnet, Inc Receives New Molds In Preparation For Large Scale Production And Distribution Of Stored Value Cards

Tulsa, OK.--February 9, 2006. EnXnet, Inc. (OTCBB: EXNT; German WKN# AOHMDW) announces that it has received the new proprietary molds and specialty tooling for the production of stored value cards such as One28 Marketing Group's MoxyCard (TM) and Interactive Affinities' SurfCard (TM) utilizing EXNT's ThinDisc (C) technology. These new molds signal a major advance in preparing for the large-scale production and distribution of the stored value cards.

Until now, EnXnet's manufacturing partners made a full size ThinDisc (C) CD/DVD and custom cut it down to the specifications for a stored value card. This was used for suppliers, marketers, distributors and retailers to beta test. The response by these different marketing and distribution groups has been overwhelmingly positive in the relatively short period of testing.

EnXnet's manufacturing partners felt it necessary to have the new molds and tooling for the stored value card's that will be distributed by EXNT's marketing partners. This now enables the Company to increase operational efficiencies and streamline the production process. These new molds will also enable the Company and its manufacturing partners to meet the expected increases in demand.

"We felt it necessary to move ahead of schedule and implement these new molds to ensure that we are fully prepared to supply our marketing partners all of the product they require. This is a direct result of the tremendous response that our marketing partners have received from the diverse market distributors presented with the opportunity to utilize the world's first Multimedia Gift Card (TM)," comments Ryan Corley, CEO of EnXnet, Inc.

About EnXnet, Inc.

EnXnet, Inc. has concentrated on identifying and developing new technologies with significant potential for making positive impacts in the multimedia environment. The Company is currently launching the commercialization of its advanced product line. EnXnet's distinctive product portfolio consists of new methods of deterring theft, improving listening and viewing experiences, and presenting information in useful interactive formats. These technologies and related products, while at the leading edge in their respective applications, provide affordable and useful solutions.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet, Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

Or

Investor Relations:
Blue-Sky Solutions, LLC
Stephanie Soleas, 877-4-BLUE-IR
exnt@blueskyir.com